United States securities and exchange commission logo





                     June 13, 2022

       Dylan Bramhall
       Chief Financial Officer
       Sunoco LP
       8111 Westchester Drive, Suite 400
       Dallas, Texas 75225

                                                        Re: Sunoco LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 001-35653

       Dear Mr. Bramhall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation